Exhibit 5.2

October 19, 2021

Ruta 8 Km 17,500, Edificio 300

Oficina 324 Zonamérica

Montevideo, 91600, Uruguay

Re:	Registration Statement of Satellogic Inc. on Form F-4 (Registration No. 333-258764)

Ladies and Gentlemen:

We have acted as United States counsel to Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Satellogic”), in connection with the registration by Satellogic with the United States Securities and Exchange Commission (the “Commission”) of, among other things, 8,533,333 warrants entitling the holder to purchase one Class A ordinary share (each, a “Class A Share”) of Satellogic at a price of USD $11.50 per Class A Share (the “New Satellogic Warrants”) per New Satellogic Warrant, pursuant to a Registration Statement on Form F-4, Registration No. 333-258764, initially filed by Satellogic with the Commission on August 12, 2021 (as amended, the “Registration Statement”).

The New Satellogic Warrants will be governed by the Warrant Agreement, dated January 28, 2021, by and between CF Acquisition Corp. V (“CF V”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original warrants of CF V (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by a Warrant Assumption Agreement (the “Warrant Assumption Agreement”) to be entered into by and among CF V, Satellogic and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 5, 2021, by and among CF V, Satellogic, Ganymede Merger Sub 2 Inc., Ganymede Merger Sub 1 Inc. and Nettar Group Inc. (d/b/a Satellogic), and the execution and delivery of the Warrant Assumption Agreement, each outstanding Original Warrant will become one New Satellogic Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Satellogic. We have assumed that each of CF V and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to British Virgin Islands law, Satellogic is validly existing, has the power to execute the Warrant Assumption Agreement, and will duly authorize, execute and deliver the Warrant Assumption Agreement and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, upon the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the New Satellogic Warrants will be legally binding obligations of Satellogic, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinion expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.